U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Earliest Event Reported:  November 9, 2004

VIR TRA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Texas	93-1207631
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

440 North Center, Arlington, TX	76011
(Address of principal executive offices)	(Zip Code)

(817) 261-4269

(Registrant's telephone number, including area code)

Item 8.01 Other Events.

On November 9, 2004, we mailed to holders of $885,531 in principal amount of our outstanding promissory notes, and $4,489,000 in principal amount of our financing equipment leases issued in 1997 through 2001, an offer to exchange those notes and leases for shares of our common stock. We have not made any payments on the leases since October of 2001, and have never made any payments on the promissory notes. We are not in a position to repay our obligations to these security holders.

Each holder may choose from one of three options for the exchange. Under Option A, the holder will receive shares having a current market value of 23.4 percent of the principal amount he or she is owed, and will not be required to "lock up"any of the shares he or she receives in the exchange. Under Option B, each holder will receive shares having a current market value of 35.1 percent of the principal amount he or she is owed, but he or she must agree not to sell any of those shares for a period of six months, after which they become salable in six equal monthly installments. Under Option C, each holder will receive shares having a current market value of 46.8 percent of the principal amount he or she is owed, but he or she must agree not to sell any of those shares for a period of one year, after which they become salable in six equal monthly installments. In each case, the holder will forego all accrued interest.

We will not be obligated to accept any of the securities for exchange unless at least 85% in principal amount of these obligations accept the exchange offer. The offer expires on November 30, 2004.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99

Exchange Offer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTRA SYSTEMS, INC.

Date:   November 12, 2004

By:      /s/ L. Kelly Jones

L. Kelly Jones

Chief Executive Officer